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                                                            Exhibit 23.2

                     CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-4) and related Prospectus for the registration of $50 million 11 1/2% Senior Subordinated Notes due 2009 of the Company and to the inclusion and/or incorporation by reference therein of
(i) our report dated February 8, 1999, with respect to the consolidated financial statements and schedule of RailWorks Corporation included in this registration statement, (ii) our report dated March 12, 1999, with respect to the balance sheet of Mid West Railroad Construction and Maintenance Corporation of Wyoming included in this registration statement, (iii) our report dated March 15, 1999, with respect to combined financial statements of F&V Metro Contracting Corp. (currently known as RWKS Transit, Inc.) and Affiliates included in this registration statement, (iv) our report dated September 24, 1999, with respect to the consolidated financial statements of Neosho Incorporated and Subsidiaries included in this registration statement and (v) our report dated November 12, 1999, with respect to the financial statements of W.T. Byler Co., Inc. included in this registration statement, each filed with the Securities and Exchange Commission.



                                        Arthur Andersen LLP


December 13, 1999
Stamford, Connecticut